Exhibit 23.1

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of iBio, Inc. and Subsidiaries on:

●	Form S-1 (File No. 333-273749 and File No. 333-275204),
●	Form S-3 (File No. 333-293864, File No. 333-293085, File No. 333-250973, File No. 333-278729, File No. 333-280680, File No. 333-284647 and File No. 333-288000) and on
●	Form S-8 (File No. 333-229261, File No. 333-252027, File No. 333-252028, File No. 333-276452 and File No. 333-284649)

of our report dated August 27, 2026, relating to the consolidated financial statements of iBio, Inc. and Subsidiaries as of and for the years ended June 30, 2026 and 2025, which appears in this Annual Report on Form 10-K for the year ended June 30, 2026.

/s/ Grassi & Co. CPAs, P.C.
Jericho, New York
August 27, 2026